UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported) August 6, 2004



                                Scan-Optics, Inc.
             (Exact name of registrant as specified in its charter)


            Delaware                  000-05265              06-0851857
 (State or other jurisdiction of     (Commission            (IRS Employer
         incorporation)              File Number)         Identification No.)





           169 Progress Drive                                   06040
             Manchester, CT
 Address of principal executive offices                       (Zip Code)


       Registrant's telephone number, including area code (860) 645-7878


          (Former name or former address, if changed since last report)

Form 8-K, Current Report
Scan-Optics, Inc.
Commission File No.

Item 1.  Changes in Control of Registrant.

         On August 6, 2004, Scan-Optics, Inc. (the "Company") issued and sold an aggregate of 34,425,345 shares of its common stock, $.02 par value (the "Shares") to the Company's principal lender, ARK CLO 2000-1, Limited ("ARK"), in a recapitalization ("Recapitalization") pursuant to a Second Amended and Restated Subscription and Repurchase Agreement date as of August 6, 2004 between the Company and ARK. The issuance of Shares to ARK is a key component of a comprehensive financial restructuring arrangement with ARK commenced as of March 30, 2004 pursuant to the terms of a Third Amended and Restated Credit Agreement among the Company, ARK and the other lenders identified therein, the Guarantors identified therein and Patriarch Partners Agency Service LLC (the "Credit Agreement").

         The Shares were issued in exchange for:

     o cancellation of $3.8 million of mandatorily redeemable preferred stock held by ARK with a redemption date of June 1, 2005 and contingent voting power representing 46.67% of the voting power of the Company on a fully diluted basis;
     o cancellation of a warrant held by ARK exercisable after December 31, 2004 for 33.2% of the fully diluted common stock of the Company as of the issuance date of the warrant at $.02 per share; and
     o the extension of the maturity of all of the Company's secured indebtedness under the Credit Agreement from June 30, 2005 to March 20, 2007.

         The terms of the financial restructuring and the Recapitalization were detailed in a definitive proxy statement dated June 4, 2004 delivered by the Company to its stockholders in connection with the Company's annual meeting held on Thursday, July 15, 2004, available at www.sec.gov/Archives/edgar/data/87086/000095015904000591/0000950159-04-000591.
txt.
At such meeting, the Company's stockholders approved an amended and restated certificate of incorporation of the Company increasing the number of authorized shares of common stock of the Company from 15,000,000 shares to 65,000,000 shares in order to permit the Company to complete the Recapitalization.

         At the annual meeting and as a condition to the Recapitalization, stockholders elected three designees of ARK, Mr. Scott Schooley, Ms. Lynn Tilton and Mr. Michael Scinto, as Class II directors to the Board of Directors. As a further condition to the Recapitalization, three directors of the Company - Messrs. E. Bulkeley Griswold, Robert H. Steele and Lyman C. Hamilton, Jr. - tendered their resignation from the Board of Directors. As a result, the Board of Directors of the Company is set at nine and currently consists of six members, three of whom are the ARK designees noted above and three of whom are directors continuing in office, Messrs. James C. Mavel, Ralph J. Takala and John
J. Holton. Pursuant to the Company's Certificate of Incorporation, any vacancy on the Board of Directors may be filled by the vote of a majority of the directors then in office and any director elected

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to fill such vacancy will hold office for the unexpired term of his or her predecessor. It is the intention of ARK and the Company that the Board of Directors will vote to elect two new directors to fill two of the three vacancies, one of whom will be a director designated by the three ARK designees to the board and one of whom satisfies the independence requirements of Nasdaq and will be designated by the three continuing directors. At this time, there is no plan to fill the remaining vacancy.

         The Shares issued to ARK represent 79.8% of the fully diluted common stock of the Company. The Shares are subject to reduction or dilution in two circumstances, however: first, 6,470,929 of the Shares are subject to redemption by the Company at $.02 per share to the extent that one or more current or former senior executives or the heirs holding options under the Company's Amended and Restated Senior Executive Stock Option Plan exercises his options, which plan reserves approximately 15% of the fully diluted common stock of the Company; and second, the Shares are subject to dilution for options that may be granted under the 2004 Incentive and Non-Qualified Stock Option Plan, which plan reserve represents 5% of the fully diluted common stock of the Company. Accordingly, ARK beneficially owns shares representing 75.81% of the fully diluted common stock of the Company including the 2004 Stock Plan, and its beneficial ownership may be reduced to no less than 61.56% of the fully diluted common stock of the Company should all of the Shares subject to redemption upon exercise of options under the Senior Executive Plan be redeemed.


Item 7.  Financial Statements and Exhibits.

      (c)  Exhibits

     Exhibit Number     Description
     --------------     ------------

      Exhibit 99.1       Press release dated August 6, 2004

      Exhibit 99.2 Second Amended and Restated Subscription Agreement dated as of August 6, 2004 by and between Scan-Optics, Inc. and ARK CLO 2000-1, Limited



                                   SIGNATURES


            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: August 6, 2004                  Scan-Optics, Inc.

                                              By: /s/ Peter H. Stelling
                                              --------------------------------
                                              Name:  Peter H. Stelling
                                              Title:  Chief Financial Officer,
                                              Vice President and Treasurer



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